As filed with the Securities and Exchange Commission on April 30, 2008

Registration No. 333-149092

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REAL GOODS SOLAR, INC.

(Exact name of registrant as specified in its charter)

Colorado	8711	26-1851813
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

360 Interlocken Boulevard

Broomfield, Colorado 80021

(303) 222-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jirka Rysavy

Chairman

Real Goods Solar, Inc.

360 Interlocken Boulevard

Broomfield, Colorado 80021

(303) 222-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas R. Stephens, Esq. Bartlit Beck Herman Palenchar & Scott LLP 1899 Wynkoop Street, 8th Floor Denver, Colorado 80202 (303) 592-3100	Robert S. Kant, Esq. Scott K. Weiss, Esq. Greenberg Traurig, LLP 2375 East Camelback Road Phoenix, Arizona 85016 (602) 445-8000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐  _________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐  _________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐  _________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 4 is to file revised Exhibit Nos. 5.1, 10.3 and 10.4 to the Registration Statement, and to file Exhibit 10.6 which have not previously been filed. Certain portions of Exhibits 10.3 and 10.4 that were previously omitted pursuant to a request for confidential treatment have now been included in such Exhibits, and certain previously redacted portions of these Exhibits continue to be omitted pursuant to a request for confidential treatment. Accordingly, this Amendment No. 4 consists only of the facing page, this explanatory note, and Part II of the Registration Statement. The Prospectus is unchanged and has therefore been omitted.

Part II

Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution

The following table lists various expenses, other than underwriting discounts and commissions, we expect to incur in connection with the sale of the Class A common stock being registered hereby. All the amounts shown are estimates, except the SEC registration fee, the FINRA filing fee and the Nasdaq Global Market fee.

Amount to be Paid
SEC registration fee	$2,712
FINRA filing fee	7,400
Nasdaq Global Market fee	105,000
Printing and engraving costs	200,000
Legal fees and expenses	1,250,000
Accounting fees and expenses	400,000
Blue sky qualification fees and expenses	10,000
Transfer agent and registrar fees	8,000
Miscellaneous	116,888

Total	$2,100,000

Item 14.    Indemnification of Directors and Officers

Colorado law currently provides for indemnification of directors, officers and other employees who are made party to a proceeding because of the person’s position as a director, officer or employee if: the person’s conduct was in good faith; the person reasonably believed that the person’s conduct in an official capacity was in the corporation’s best interests and in all other cases that the conduct was not opposed to the corporation’s best interests, and that in the case of a criminal proceeding that the person’s conduct was not unlawful. Colorado law prohibits such indemnification in a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation and in a proceeding in which the person was adjudged liable of having derived an improper personal benefit (C.R.S. § 7-109-101 et. seq. (1994)). Colorado law also provides for the elimination or limitation of the personal liability for of directors monetary damages for any breach of fiduciary duty as a director (except for breach of a director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful distributions, or any transaction from which the director derived improper personal benefit), or for any injury to persons or property arising from a tort committed by one of our employees, unless the director was either personally involved in the situation giving rise to the litigation or committed a criminal offense in connection with such situation. (C.R.S. § 7-108-402 (1994)). Our articles of incorporation eliminate the personal liability for monetary damages of, and provide indemnification to, our directors and officers to the fullest extent permitted by the Colorado Business Corporation Act. Among other things, these provisions provide indemnification for our officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of the lawsuit or proceeding.

We expect to maintain a directors and officers insurance policy providing insurance indemnifying our directors and executive officers for certain liabilities. This insurance policy insures our past, present and future directors and officers, with certain exceptions, from claims arising out of any error, misstatement, misleading statement, act, omission, neglect or breach of duty by any of the directors or officers while acting in their capacities as such. Claims include claims arising from sales and purchases of our securities and shareholder derivative actions.

Item 15.    Recent Sales of Unregistered Securities

During November 2007, we granted to the former owners of Marin Solar, Inc. warrants to purchase 40,000 shares of our Class A common stock at an exercise price of $3.20 per share, pursuant to the Stock Purchase Agreement by and among Marin Solar, Inc., Roy Phillips, Jan Phillips and Real Goods Marin, Inc. This transaction was not subject to the registration requirements of the Securities Act pursuant to the exemption provided by Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

During January 2008, Gaiam contributed to us our business assets and operations in exchange for 10,000,000 shares of our Class B common stock. This transaction was not subject to the registration requirements of the Securities Act pursuant to the exemption provided by Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

During January 2008, we granted to Carlson Solar warrants to purchase 30,000 shares of our Class A common stock at an exercise price of $3.20 per share, pursuant to the Asset Purchase Agreement among Carlson Solar, Mary Carlson, Scott Carlson, Brittany Carlson, Brandon Carlson and Real Goods Carlson, Inc. This transaction was not subject to the registration requirements of the Securities Act pursuant to the exemption provided by Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

Effective July 30, 2007, Gaiam’s then wholly owned subsidiary Gaiam Energy Tech, Inc. (“GETI”) made the following option grants, which were approved by Gaiam’s board of directors: to John Schaeffer an option to acquire 270,000 shares of GETI at an exercise price of $0.20 per share, and to Chris Maxwell an option to acquire 30,000 shares of GETI, at an exercise price of $0.20 per share. The GETI option agreements provided that if Gaiam were to effect a reorganization by which a new entity became the parent of GETI, then upon approval of GETI’s board of directors the options would be converted into options of such new parent entity. Following our incorporation GETI became our wholly owned subsidiary, and on January 31, 2008 we made the following option grants: to John Schaeffer an option to acquire 270,000 shares of our Class A common stock at an exercise price of $3.20 per share, and to Chris Maxwell an option to acquire 30,000 shares of our Class A common stock at an exercise price of $3.20 per share. These transactions were not subject to the registration requirements of the Securities Act pursuant to the exemption provided by Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. In addition, each of the warrant and share certificates issued in the transactions listed above bears a restrictive legend permitting the transfer thereof only in compliance with applicable securities laws. The recipients of securities in each of these transactions listed above represented to us their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their relationship with us or through other access to information provided by us, to information about us.

Item 16.    Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement *

3.1	Articles of Incorporation of Real Goods **

3.2	Bylaws of Real Goods **

4.1	Form of Real Goods Class A Common Stock Certificate*

5.1	Opinion of Bartlit Beck Herman Palenchar & Scott LLP

10.1	Real Goods 2008 Long-Term Incentive Plan †**

10.2	Form of Real Goods Solar, Inc. Employee Stock Option Agreement †**

10.3	Stock Purchase Agreement by and among Marin Solar, Inc., Roy Phillips, Jan Phillips and Real Goods Marin, Inc.♦

10.4	Asset Purchase Agreement among Carlson Solar, Mary Carlson, Scott Carlson, Brittany Carlson, Brandon Carlson and Real Goods Carlson, Inc.♦

10.5	Registration Rights Agreement**

10.6	Intercorporate Services Agreement

10.7	Tax Sharing and Indemnification Agreement**

10.8	Agreement made as of February 27, 2008, by and between Real Goods Solar, Inc. and Erik Zech †**

21.1	Subsidiaries of the Registrant **

23.1	Consent of Bartlit Beck Herman Palenchar & Scott LLP (included in Exhibit 5.1)

23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC**

24.1	Power of Attorney (included on the signature page to this Registration Statement) **

*	To be filed by amendment.
**	Previously filed.
†	Indicates management contract or compensatory plan or arrangement.
♦	Certain portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the SEC.

(b) Financial Statement Schedules.

All schedules have been omitted because they are not required or are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17.    Undertakings

(1)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2)	The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on April 30, 2008.

REAL GOODS SOLAR, INC.

By:	/s/ VILIA VALENTINE
Vilia Valentine
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JIRKA RYSAVY*	Jirka Rysavy, Chairman	April 30, 2008

/S/ JOHN SCHAEFFER*	John Schaeffer, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2008

/S/ VILIA VALENTINE	Vilia Valentine, Chief Financial Officer (Principal Financial and Accounting Officer)	April 30, 2008

/S/ JAMES ARGYROPOULOS*	James Argyropoulos, Director	April 30, 2008

/S/ BARBARA MOWRY*	Barbara Mowry, Director	April 30, 2008

/S/ TED NARK*	Ted Nark, Director	April 30, 2008

*BY: /S/ VILIA VALENTINE Vilia Valentine, Attorney-in-fact

Index to exhibits

Exhibit No.	Description
1.1	Underwriting Agreement *

3.1	Articles of Incorporation of Real Goods **

3.2	Bylaws of Real Goods **

4.1	Form of Real Goods Class A Common Stock Certificate*

5.1	Opinion of Bartlit Beck Herman Palenchar & Scott LLP

10.1	Real Goods 2008 Long-Term Incentive Plan †**

10.2	Form of Real Goods Solar, Inc. Employee Stock Option Agreement †**

10.3	Stock Purchase Agreement by and among Marin Solar, Inc., Roy Phillips, Jan Phillips and Real Goods Marin, Inc.♦

10.4	Asset Purchase Agreement among Carlson Solar, Mary Carlson, Scott Carlson, Brittany Carlson, Brandon Carlson and Real Goods Carlson, Inc.♦

10.5	Registration Rights Agreement**

10.6	Intercorporate Services Agreement

10.7	Tax Sharing and Indemnification Agreement**

10.8	Agreement made as of February 27, 2008, by and between Real Goods Solar, Inc. and Erik Zech †**

21.1	Subsidiaries of the Registrant**

23.1	Consent of Bartlit Beck Herman Palenchar & Scott LLP (included in Exhibit 5.1)

23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC**

24.1	Power of Attorney (included on the signature page to this Registration Statement) **

*	To be filed by amendment.
**	Previously filed.
†	Indicates management contract or compensatory plan or arrangement.
♦	Certain portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the SEC.